Exhibit 10.21

EQUIPMENT SUPPLY CONTRACT

THIS EQUIPMENT SUPPLY CONTRACT (“Contract”) is made as of January 2, 2015 (the “Effective Date”) by and between PLASTIC2OIL, INC., a Nevada corporation with an address of 20 Iroquois Street, Niagara Falls, NY 14303 (“P2O”), and ECONAVIGATION, LLC, a New York limited liability company with an address of 1600 Moseley Road, Suite 200, Victor, NY 14564 (“Customer”).

WHEREAS, P2O has developed certain proprietary technology for the processing of feed stocks through the controlled use of thermal conversion techniques and processes and as part of such technology has developed proprietary equipment used with such processes;

WHEREAS, P2O produces and sells processing machinery and related equipment utilizing and for the deployment of such proprietary technology;

WHEREAS, Customer is engaged in the business of processing feedstocks consisting of plastic and using, when reasonably necessary, used oil, for the purposes of, among other things, creating fuel;

WHEREAS, Customer and P2O are parties to a certain Technology License and Referral Agreement dated as of the Effective Date (the “Technology Agreement”) pursuant to which, among other things, (i) P2O licenses certain technology to Customer for Customer’s use in processing plastic feedstocks (the “Technology”), (ii) P2O agrees to direct and refer to Customer certain inquiries it or any affiliate receives regarding processing plastic feedstocks with the Technology, and (iii) Customer agrees to pay P2O a 5% royalty on Gross Sales (as defined in the Technology Agreement) received by Customer and/or its affiliates through the use of the Technology (the “License Fee”);

WHEREAS, Customer and P2O desire to establish P2O as the exclusive supplier of the processing equipment to be used by Customer in connection with the application of the Technology in connection with the Processing Business (defined herein); and

WHEREAS, P2O agrees to supply and Customer desires to obtain from P2O the Goods (defined below) in accordance with the terms and conditions of this Contract.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	CERTAIN DEFINITIONS:

1.1. “Affiliate” of a Person means any Person directly or indirectly controlling, controlled by, or under common control with, that Person. The term “control” for purposes of this Contract means the power to direct or cause the direction of the actions, management and/or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “controlled by” and “under common control with” have correlative meanings.

1.2. “Certificate of Functionality” or “COF” has the meaning set forth in Section 5.2.2.

1.3. “Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law, in equity or otherwise.

1.4. “Contingencies” shall mean, collectively, the Pilot Program Contingency and the Financing Contingency.

1.5. “Financing Contingency” shall have the meaning set forth in Section 27.2.

1.6. “Goods” shall have the meaning set forth in Section 2.1.

1.7. “Initial Order” shall have the meaning set forth in Schedule “A” attached hereto and made part hereof.

1.8. “Minimum Performance Levels” has the meaning set forth in Schedule “B” attached hereto and made a part hereof and shall be established on a Purchase Order and/or Processor basis as provided in Schedule “B” attached hereto.

1.9. “MMRU Agreement” means that certain Monitoring, Maintenance, Repair and Upgrade Agreement dated as of the Effective Date between P2O and Customer.

1.10. “Performance Factors” shall have the meaning set forth in Schedule “B” hereto.

1.11. “Permitted Assignee” has the meaning set forth in Section 22.1.

1.12. “Person” means any person or entity of every kind and is to be construed as broadly as possible.

1.13. “Personnel” means agents, employees or subcontractors engaged or appointed by P2O or Customer.

1.14. “Pilot Program” has the meaning set forth in Section 27.1.

1.15. “Pilot Program Contingency” has the meaning set forth in Section 27.1.

1.16. “Price” shall have the meaning set forth in Section 5.1.

1.17. “Processing Business” shall have the same meaning as set forth therefor in the Technology Agreement.

1.18. “Processing Facility” shall have the same meaning as set forth therefor in the Technology Agreement.

1.19. “Processor” shall mean one (1) unit of the Processing Equipment as set forth, described and defined in the Technology Agreement.

1.20. “Purchase Order” has the meaning set forth in Section 2.2.

1.21. “Technology Consultant” has the meaning set forth in Section 5.5.

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2.	TERM; ITEMS FURNISHED

2.1. P2O agrees to sell, and Customer agrees to buy, exclusively from P2O for a period commencing with the Effective Date and expiring on the twentieth (20th) anniversary of the Effective Date (the “Term”), the following products (the “Goods”) in accordance with the terms and conditions of this Contract:

Description	Quantity	Price

Processor(s)	Per Order	(See Schedule “A” hereto)

2.2. P2O shall be Customer’s and Customer’s Affiliates’ exclusive source for Processors. As used herein, the term “Customer” shall be deemed to include Customer’s Affiliates as the context requires in order to be consistent with the previous sentence. As used herein, “Per Order(s)” shall mean as reasonably ordered pursuant to P2O’s existing specifications or Customer’s reasonable specifications from time to time pursuant to the form of purchase order attached hereto as Attachment 1 (a “Purchase Order”) or as otherwise agreed by the parties.

2.3. Anything herein to the contrary notwithstanding, Customer agrees to purchase at least six (6) Processors over the first three years of the Term and at least two (2) Processors shall be, and up to four (4) Processors may be, ordered by Customer on the Effective Date as part of the Initial Order as defined and set forth in Schedule “A”.

3.	PRODUCT STANDARDS

The Goods shall comply with P2O’s current specifications which may be improved by mutual consent of the parties.

4.	ORDERING PROCEDURE

Customer shall issue to P2O one or more Purchase Orders. By issuing a Purchase Order to P2O, Customer makes an offer to purchase Goods pursuant to the terms and conditions of this Contract, and on no other terms. For the avoidance of doubt, any variations made to the terms and conditions of this Contract in any Purchase Order, including any additional terms, are void and have no effect unless agreed to and accepted in writing by P2O. Customer shall be obligated to purchase from P2O quantities of Goods specified in a Purchase Order. P2O may accept any Purchase Order by confirming the order in writing. No Purchase Order is binding on P2O unless accepted by P2O as provided in this Contract.

5.	PRICE; PAYMENT

5.1. Price. Customer shall purchase the Goods from P2O at the prices set forth on Schedule “A” attached hereto (“Price”).

5.2. Payment Terms. Payment for Goods ordered pursuant to a Purchase Order shall be paid by Customer to P2O by certified check, wire transfer or other secured payment instrument as agreed to between the parties, and paid in two (2) installments as follows:

5.2.1. The first installment shall be due within fifteen (15) calendar days of when Goods are delivered and accepted, or deemed accepted, by Customer as provided in Section 7.1 and shall be in an amount equal to eighty percent (80%) of the total Price under the corresponding Purchase Order.

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5.2.2. The second installment for the twenty percent (20%) balance of the Price for Goods shall be made within fifteen (15) calendar days of when the Technology Consultant (defined below) certifies that the Goods for which payment is due are installed and functioning or capable of functioning at the Minimum Performance Levels established for such Goods by providing a Certificate of Functionality in the form attached hereto as Attachment 2 or in such other form as mutually agreed by the parties (a “Certificate of Functionality” or “COF”). Notwithstanding the foregoing, if, within sixty (60) calendar days after delivery of any Goods, P2O has not received either (i) a COF for such Goods; or (ii) written notice of the reason(s) why a COF cannot be issued (as detailed in Section 5.3 below) for such Goods, the COF will be deemed issued with respect to such Goods, and payment of the balance of the Price therefor shall be made within fifteen (15) days of the date of the COF.

5.3. Customer agrees to cause the Technology Consultant, who shall be Customer’s agent, to diligently and expeditiously examine, review and test the Goods and their operation for the purpose of seeking to issue one or more COFs, as applicable, and to promptly issue all such COFs that are capable of being issued. If the Technology Consultant determines that a COF cannot be issued for Goods delivered pursuant to this Contract, the Technology Consultant shall promptly inform P2O and Customer accordingly, providing in such notice a reasonable detailed explanation of why a COF cannot be issued for the Goods in question, and upon receipt of such notice, P2O shall have the option of: (i) making such modifications, repairs or replacements to the subject Goods as necessary for the Technology Consultant to issue a COF for the same; or (ii) disputing the Technology Consultant’s determination and submitting the determination to arbitration in accordance with Section 14 below. Customer represents to P2O that, as of the Effective Date, the Technology Consultant has reviewed and acknowledged its ability and willingness to provide such certification.

5.4. In the event P2O elects to modify, repair or replace any Goods so as to obtain a COF therefor, Customer shall arrange for P2O’s access, entry, and use of the applicable Processing Facility as necessary. P2O shall pay, and/or reimburse Customer (as applicable), for any costs incurred or to be incurred by Customer, related to P2O’s use of a Processing Facility for the purposes set forth in this Section 5.4, and as reasonably agreed by P2O and Customer, and P2O shall pay the same within thirty (30) days of written notice thereof provided, however, that any payment of costs to be incurred shall be made before such obligations become delinquent. Upon the completion of such action(s), P2O shall notify Customer accordingly and Customer shall promptly instruct the Technology Consultant to examine, review and test the Goods as reasonably necessary to determine whether a COF can be issued, and, if a COF can be issued, to issue one promptly. Customer will provide P2O with any access to the Goods necessary, in P2O’s opinion, for such modification, repair, or replacement. If the Technology Consultant does not issue a COF, P2O shall have the options set forth at the end of the preceding paragraph. Notwithstanding the foregoing, if, within thirty (30) calendar days after P2O’s notification of completion to Customer (described above), P2O has not received either: (i) a COF for such Goods; or (ii) written notice of the reason(s) a COF cannot be issued for such Goods, then the COF will be deemed issued with respect to such Goods. If the Technology Consultant issues a COF for the Goods, or the COF is deemed issued, payment of the balance of the purchase price therefor shall be made within fifteen (15) days of Customer’s receipt of the COF for such Goods (or, where the COF is deemed issued, upon the date the COF is deemed issued).

5.5. As used herein, “Technology Consultant” shall mean a professional engineering firm, licensed in the jurisdiction in which the Goods are installed and intended to function, selected by Customer and reasonably acceptable to P2O. Whenever in this Contract it is provided that the Technology Consultant will take an action or make a determination, such action or determination shall be taken and made in the context of the Technology Consultant acting in its professional capacity, subject to the standards and practices of professional engineers in the locality and subject jurisdiction of the placed or installed Goods for which such action is being taken or determination made. P2O hereby consents to O’Brien & Gere Engineering, P.C. as the Technology Consultant.

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5.6. In addition to the initial purchase price of Goods ordered pursuant to a Purchase Order, Customer may be required to make Increased Price Payments as defined and set forth in, and in accordance with, Schedule “A”.

5.7. If any payment is not made when due, interest will be added to and payable on all overdue amounts at one and one-half (1.5%) per month, or the maximum percentage allowed within applicable laws, whichever is less. Customer shall pay all costs of collection, including without limitation reasonable attorney fees. For purposes of interest accrual, P2O is not required to give formal notice of late payment.

5.8. At P2O’s option, exercised in connection with P2O’s acknowledgment of a Purchase Order for Goods hereunder by indicating with such acknowledgment “Letter of Credit Required” or otherwise providing written notice of such exercise, Customer shall cause to be issued within twenty (20) business days of P2O’s exercise of such option, for the account of Customer and for the benefit of P2O, an irrevocable letter of credit meeting the requirements in the next sentence (a “Letter of Credit”). Any Letter of Credit issued with respect to a Purchase Order must: (a) be issued by a state or federally chartered U.S. bank reasonably acceptable to P20; (b) allow presentation of drafts under the Letter of Credit by fax to the issuer of the Letter of Credit or allow presentation of drafts to the counters of the issuer of the Letter of Credit in Buffalo, New York; (c) provide for the total available amount to be drawn under the Letter of Credit equal to the total sum payable pursuant to such Purchase Order (but not in the potential amount of any Increased Price Payments as provided in Schedule “A”); (d) allow multiple draws; (e) allow a draw on presentation of a sight draft with a certificate signed by an authorized officer of P2O that the amount of the draw represents the amount that is due and payable to P2O with respect to such Purchase Order under the Contract at such time; (f) have an expiration date of no less than eighteen (18) months following the issuance date, and (g) be otherwise in form and content reasonably acceptable to P2O. If P2O exercises its option to require a Letter of Credit with respect to a Purchase Order, P2O will not begin any performance in connection with any Goods purchased under such Purchase Order until a Letter of Credit meeting the above requirements has been issued to P2O and will have no obligation to perform with respect to such Purchase Order if a Letter of Credit is not timely issued to P2O. Following the execution and delivery of this Contract, P2O and Customer will cooperate to come up with a preapproved form of Letter of Credit so that a Letter of Credit can be expeditiously issued if a Letter of Credit is required.

6.	DELIVERY

6.1. Time is of the essence in the performance of this Contract. Goods shall be delivered FCA (Incoterms 2010) at P2O’s facility located at 20 Iroquois Street, Niagara Falls, New York 14303, or such facility acceptable to Customer in Customer’s reasonable discretion (the “FCA Facility”) on or before that date which is two hundred forty (240) days after P2O’s acknowledgement of the Purchase Order for the same or as mutually agreed in writing by the parties; provided, however, that with respect to the Initial Order, delivery shall occur within two hundred forty (240) days of Customer delivering to P2O written notice of the satisfaction or waiver of all the Contingencies or as mutually agreed in writing by the parties.

6.2. Title/Risk of Loss. Title to the Goods and the risk of loss thereto shall be transferred from P2O to Customer upon delivery as set forth in Section 6.1 or as otherwise mutually agreed by the parties in writing.

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7.	INSPECTION

7.1. Customer, in seeking to accept delivery of Goods ordered pursuant hereto, shall have a reasonable opportunity to inspect such Goods at the FCA Facility to determine if they materially conform to the requirements of this Contract. P2O shall make reasonable accommodation at the FCA Facility for Customer or Customer’s agent to inspect all Goods ordered pursuant hereto. If the Customer, in good faith, determines that all or a portion of any Goods are non-conforming, Customer may refuse delivery of such Goods. Customer must provide written notice to P2O of the reason for rejecting the Goods, stating with specificity all defects and nonconformities, and furnishing such other written evidence or other documentation as may be reasonably required by P2O to set forth the nature and scope of any defects and/or non-conformities. Except for Goods remedied as set forth in Section 6.2, Customer shall have no obligation to pay any part of the Price for Goods that are defective and/or non-conforming. Customer will be deemed to have accepted Goods unless it provides P2O with the above-described written notice within thirty (30) days following the delivery by P2O to the FCA Facility as set forth in Section 6.1. All defects and nonconformities that are not so specified will be deemed waived by Customer, such Goods shall be deemed to have been accepted by Customer, and no attempted revocation of acceptance will be effective.

7.2. P2O will have a reasonable period of time to remedy any Goods determined to be defective or non-conforming, under the terms of this Contract which period, however, shall in no event exceed thirty (30) days.

7.3. Any contrary provision in this Section 7 notwithstanding, any examination and determination of the character and quality of any Goods made at the FCA Facility shall not affect or change in any way (i) the requirement that a Certificate of Functionality for such Goods be delivered prior to payment of the 20% balance of the Price therefor in accordance with Section 5.2.2, (ii) the limited warranty set forth in Section 9.1 hereof, or (iii) P2O’s obligations under the MMRU Agreement.

7.4. Customer acknowledges and agrees that the remedy set forth in Section 7.1 and, as applicable, the Limited Warranty set forth in Section 9.1 hereof are Customer’s exclusive remedy for the delivery of defective and/or non-conforming goods and that P2O shall have the ability to remedy such defects and/or non-conformities as provided in Sections 7.2 and 9.2.

8.	PAYMENT OF TAXES

Customer shall pay for, and shall hold P2O harmless from, all shipping charges and insurance costs. In addition, all Prices are exclusive of, and Customer is solely responsible for, and shall pay, and shall hold P2O harmless from, all taxes of every description, federal, state, and municipal, with respect to, or measured by, the manufacture, sale, shipment, use or Price of the Goods (including interest and penalties thereon).

9.	WARRANTIES

9.1. Limited Product Warranty. P2O warrants to Customer that:

9.1.1. for a period of six (6) months from the date of delivery of the Goods (“Warranty Period”), such Goods will be free of material defects in material and workmanship; and

9.1.2. for the term of the MMRU Agreement, the Goods will perform or be capable of performing at the Minimum Performance Levels for such Goods as defined in and established pursuant to the provisions of Schedule “B,” provided that the feedstock used with the subject Processor is substantially the same as the feedstock used to determine the applicable Minimum Performance Level.

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9.2. EXCEPT FOR THE WARRANTY SET FORTH IN SECTION 9.1, P2O MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE GOODS, INCLUDING ANY (a) WARRANTY OF MERCHANTABILITY; QUALITY; FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND WARRANTIES, WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE.

9.3. P2O shall not be liable for a breach of the warranty set forth in Section 9.1 unless: (i) Customer gives written notice of the defect, reasonably described, to P2O within fifteen (15) days of the time when Customer discovers or ought to have discovered the defect; (ii) P2O is given a reasonable opportunity after receiving the notice to examine such Goods; and (iii) P2O reasonably verifies Customer’s claim that the Goods are defective. In seeking to make any such verification of defects in any Goods, P2O shall take such action in a diligent and expeditious manner.

9.4. P2O shall not be liable for a breach of the warranty set forth in Section 9.1 if: (i) the defect arises due to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions or use contrary to any instructions issued by P2O; or (ii) Customer alters or repairs such Goods without the prior written consent of P2O.

9.5. Subject to Sections 9.3 and 9.4 above, with respect to any such Goods during the Warranty Period, Customer’s sole remedy for any breach of the limited warranty set forth in Section 9.1.1 is repair or replacement of the subject Goods or a portion thereof, by P2O as determined by P2O or, during the inspection period for any Goods, non-payment for such Goods as set forth in Section 7.1. Subject to Sections 9.3 and 9.4 above, with respect to any such Goods during the term of the MMRU Agreement, Customer’s sole remedy for any breach of the limited warranty set forth in Section 9.1.2 is P2O’s service of the subject Goods as set forth in the MMRU Agreement, at Customer’s expense, and at the parts and labor rates set forth in the MMRU. THIS SECTION SETS FORTH CUSTOMER’s SOLE REMEDY AND P2O’S ENTIRE LIABILITY FOR ANY BREACH OF THE LIMITED WARRANTIES SET FORTH IN SECTION 9.1.

10.	LIMITATIONS OF LIABILITY

10.1. NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS CONTRACT, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, INCLUDING ANY BREACH OF SECTION 15.1 BELOW, IN NO EVENT SHALL EITHER PARTY OR THEIR REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS CONTRACT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

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10.2. MAXIMUM LIABILITY FOR DAMAGES. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, INCLUDING WITHOUT LIMITATION BREACH OF THE LICENSE RESTRICTIONS, IN NO EVENT SHALL EACH PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS CONTRACT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF (i) THE AMOUNTS PAID OR TO BE PAID FOR PROCESSORS FOR WHICH A PURCHASE ORDER HAS BEEN DELIVERED AND ACCEPTED BUT NOT YET FILLED AT THE TIME OF THE EVENT GIVING RISE TO THE CLAIM PLUS (ii) AN AMOUNT EQUAL TO ONE-HALF (1/2) THE AMOUNT DETERMINED PURSUANT TO PRECEDING CLAUSE (i).

10.3. ASSUMPTION OF RISK. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR RESULTS RELATED TO MINIMUM PERFORMANCE LEVELS OF PROCESSORS SET FORTH IN SECTION 9.1.2 AND FURTHER DESCRIBED IN THE MMRU AGREEMENT, CUSTOMER ASSUMES ALL RISK AND LIABILITY FOR THE RESULTS OBTAINED BY THE USE OF ANY GOODS IN THE PRACTICE OF ANY PROCESS, WHETHER IN TERMS OF OPERATING COSTS, GENERAL EFFECTIVENESS, SUCCESS OR FAILURE, AND REGARDLESS OF ANY ORAL OR WRITTEN STATEMENTS MADE BY P2O, BY WAY OF TECHNICAL ADVICE OR OTHERWISE, RELATED TO THE USE OF THE GOODS.

11.	INDEMNIFICATION; INSURANCE

11.1. Indemnification. Subject to the terms and conditions of this Contract, Customer (as “Indemnifying Party”) shall indemnify, defend and hold harmless P2O and its officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Contract and the reasonable cost of pursuing any insurance providers, incurred by Indemnified Party (collectively, “Losses”), arising out or resulting from any Claim of a third party alleging:

(a)	any grossly negligent or more culpable act or omission of Indemnifying Party or its Personnel (including any willful misconduct) in connection with the performance of its obligations under this Contract; or

(b)	any bodily injury, death of any Person or damage to real or tangible personal property caused by the willful or grossly negligent acts or omissions of Indemnifying Party or its Personnel; or

(c)	any failure by Indemnifying Party or its Personnel to comply with any applicable laws.

11.2. Insurance. During the Term, Customer shall, at its own expense, maintain and carry in full force and effect, commercial general liability with coverage in an amount of no less than $1,000,000 single occurrence and in the aggregate, with financially sound and reputable insurers, and upon P2O’s reasonable request, shall provide P2O with a certificate of insurance evidencing the insurance coverage specified in this Section 11.2. Customer shall provide P2O with thirty (30) days’ advance written notice in the event of a cancellation or material change in such insurance policy.

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12.	TERMINATION

12.1. P2O’s Right to Terminate. P2O may terminate this Contract upon written notice to Customer:

12.1.1. if Customer fails to pay any amount due under this Contract on the due date for payment and remains in default not less than thirty (30) calendar days after P2O’s written notice to make such payment, including the payment of interest in accordance with Section 5.7;

12.1.2. if Customer materially breaches any material provision of this Contract (other than through a failure to pay any amounts due under this Contract), and either the breach cannot be cured or, if the breach can be cured, it is not cured by Customer within thirty (30) calendar days after Customer’s receipt of written notice of such breach;

12.1.3. if Customer (i) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, (ii) makes or seeks to make a general assignment for the benefit of its creditors, or (iii) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

12.1.4. if P2O terminates any other agreement between P2O and Customer, due to Customer’s breach or non-performance thereof in accordance with and as provided pursuant to such agreement; or

12.1.5. as provided under and in accordance with Section 27.3 hereof.

12.2. Customer’s Right to Terminate. Customer may terminate this Contract upon written notice to P2O:

12.2.1. if P2O materially breaches any material provision of this Contract and either the breach cannot be cured or, if the breach can be cured, it is not cured by P2O within thirty (30) calendar days after P2O’s receipt of written notice of such breach;

12.2.2. if P2O (i) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (ii) makes or seeks to make a general assignment for the benefit of its creditors, or (iii) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

12.2.3. if Customer terminates any other agreement between P2O and Customer, due to P2O’s breach or non-performance thereof in accordance with and as provided pursuant to such agreement;

12.2.4. as provided under and in accordance with Section 27.3 hereof.

12.3. Effect of Termination.

12.3.1. [Intentionally omitted.]

12.3.2. [Intentionally omitted]

12.3.3. Upon the expiration or earlier termination of this Contract, Customer shall promptly:

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(i)	remove all references to P2O in Customer’s letterheads, advertising literature and places of business, and shall not thereafter use any similar or deceptive name or trademark intending to give the impression that there is any relationship between Customer and P2O;

(ii)	immediately cease using any and all Licensed Technology, trademarks, logos and copyrighted materials related to the Licensed Technology;

(iii)	return to P2O or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on P2O’s Confidential Information;

(iv)	permanently erase all of P2O’s Confidential Information from its computer systems; and

(v)	certify in writing to P2O that it has complied with the requirements of this clause.

12.3.4. Upon the expiration or earlier termination of this Contract, P2O shall promptly:

  (i) remove all references to Customer in P2O’s letterheads, advertising literature and places of business, and shall not thereafter use any similar or deceptive name or trademark intending to give the impression that there is any relationship between Customer and P2O;

  (ii) return to Customer or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on Customer’s Confidential Information;

  (iii) permanently erase all of Customer’s Confidential Information from its computer systems; and

  (iv) certify in writing to Customer that it has complied with the requirements of this clause.

12.4. Survival. The rights and obligations of the parties set forth in Section 1 (Definitions), Section 9 (Warranties), Section 10 (Limitations of Liability), Section 11 (Indemnification), Section 15 (Intellection Property Rights), Section 16 (Confidentiality), Section 12.3 (Effect of Termination), and Section 17 (Notices), and any right, obligation or required performance of the parties in this Contract which, by its express terms or nature and context is intended to survive termination or expiration of this Contract, shall survive any such termination or expiration.

13.	FORCE MAJEURE

13.1. If performance of this Contract or any obligation under this Contract is prevented, restricted or interfered with by causes beyond either party’s reasonable control (“Force Majeure”), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event. The term Force Majeure shall include, without limitation, acts of God, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots or wars.

13.2. The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted or caused by such party or its employees, officers, agents or affiliates.

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14.	ARBITRATION

14.1. Except as provided under Section 26 below, related to equitable remedies, any controversies or disputes arising out of or relating to this Contract shall be resolved by binding arbitration in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The parties shall select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Contract. In the event the parties are unable to agree to such a selection, each party will select an arbitrator and the two arbitrators in turn shall select a third arbitrator, all three of whom shall preside jointly over the matter. The arbitration shall take place in Rochester, New York or as otherwise agreed by the parties.

14.2. All documents, materials and information in the possession of each party that are in any way relevant to the dispute shall be made available to the other party for review and copying no later than 30 days after the notice of arbitration is served.

14.3. The arbitrator(s) shall not have the authority to modify any provision of this Contract or to award punitive damages. The arbitrator(s) shall have the power to issue mandatory orders and restraint orders in connection with the arbitration. The decision rendered by the arbitrator(s) shall be final and binding on the parties, and judgment may be entered in conformity with the decision in any court having jurisdiction. The Contract to arbitration shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceeding, the parties shall continue to perform their respective obligations under this Contract.

15.	INTELLECTUAL PROPERTY RIGHTS.

15.1. Trade Secrets. Notwithstanding anything to the contrary herein, all patents and other intellectual property rights in relation to Goods supplied by P2O are and shall remain the sole and exclusive property of P2O. Customer by purchasing the Goods acknowledges and agrees that the Goods embodies and/or utilizes P2O’s valuable intellectual property, know-how and trade secrets (collectively, the “Trade Secret Information”). Customer hereby agrees, represents and warrants that it will not, nor will it aid, assist or permit any other person to: (i) tamper with the Goods, (ii) attempt to reverse engineer the Goods, or (iii) otherwise discover and/or utilize any of the Trade Secret Information. Customer further agrees, represents and warrants that it will not disclose, nor will it aid, assist or permit any other person to disclose, any information which it may learn or discover about the materials and methods of manufacturing, or the make-up of the Goods. Customer furthermore agrees that Customer shall be liable to P2O, for any and all actual and potential, direct and indirect, incidental and consequential damages, including, without limitation, lost profits, arising from or related to any violation of these provisions, as well as any and all equitable relief as a court may impose, to remedy any such violation. In addition, Customer agrees and binds itself to make no claim by means of possession to any right, title or interest either by means of patent application, trademark, trade secret or other proprietary right with regard to results derived from, or based upon, the Goods. Nothing in this Contract shall be construed as granting to Customer any license or grant of intellectual property rights.

15.2. Ownership. Customer acknowledges and agrees that: (a) P2O (or its licensors) will retain all Intellectual Property Rights used to create, embodied in, used in and otherwise relating to the Goods and any of their component parts; (b) any and all P2O’s Intellectual Property Rights are the sole and exclusive property of P2O or its licensors; (c) Customer shall not acquire any ownership interest in any of P2O’s Intellectual Property Rights under this Contract; (d) any goodwill derived from the use by Customer of P2O’s Intellectual Property Rights inures to the benefit of P2O or its licensors, as the case may be; (e) if Customer acquires any Intellectual Property Rights in or relating to any product (including any Good) purchased under this Contract, by operation of law, or otherwise, such rights are deemed and are hereby irrevocably assigned to P2O or its licensors, as the case may be, without further action by either party; and (f) Customer shall use P2O’s Intellectual Property Rights only in accordance with this Contract and the Technology Agreement and as otherwise mutually agreed in writing by the parties hereto.

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15.3. Prohibited Acts. Customer shall not: (a) take any action that may interfere with any of P2O’s rights in or to P2O’s Intellectual Property Rights, including P2O’s ownership or exercise thereof; (b) challenge any right, title or interest of P2O in or to P2O’s Intellectual Property Rights; (c) make any claim or take any action adverse to P2O’s ownership of P2O’s Intellectual Property Rights; (d) register or apply for registrations, anywhere in the world, for P2O’s trademarks or any other trademark that is similar to P2O’s trademarks or that incorporates P2O’s Trademarks; (e) use any mark, anywhere, that is confusingly similar to P2O’s trademarks; or (f) engage in any action that tends to disparage, dilute the value of, or reflect negatively on the products purchased under this Contract (including Goods) or any P2O trademark.

16.	CONFIDENTIALITY.

16.1. Scope of Confidential Information. From time to time during the Term, either party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, goods and services, confidential information and materials comprising or relating to intellectual property rights, including without limitation, trade secrets, third-party confidential information, and other sensitive or proprietary information, as well as the terms of this Contract, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” (collectively, “Confidential Information”). Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence:

(i)	is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 16 by the Receiving Party or any of its Representatives;

(ii)	is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(iii)	was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party;

(iv)	was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or

(v)	is required to be disclosed pursuant to applicable law.

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16.2. Protection of Confidential Information. The Receiving Party shall, for during the Term and extending five years from any expiration or termination of this Contract:

(i)	protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(ii)	not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Contract; and

(iii)	not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Contract.

Notwithstanding the foregoing, any Confidential Information that constitutes a trade secret shall not be subject to such five (5) year term, but shall continue to be subject to the obligations of confidentiality and non-use set forth in this Contract for as long as such Confidential Information remains a trade secret under New York law (including New York’s version of the Uniform Trade Secrets Act if and when adopted).

16.3. The Receiving Party shall be responsible for any breach of this Section 16 caused by any of its Representatives. On the expiration or earlier termination of this Contract, the Receiving Party and its Representatives shall, pursuant to Section 12.3, promptly return all Confidential Information and copies thereof, or destroy and certify such destruction of all Confidential Information and copies thereof, that it has received under this Contract.

17.	NOTICES

17.1. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section:

P2O’s Address:	Plastic2Oil, Inc.
20 Iroquois Street
Niagara Falls, NY 14303
Attn.: Richard W. Heddle, President & CEO

With a copy sent to:	Hodgson Russ LLP
The Guaranty Building
140 Pearl Street, Suite 100
Buffalo, NY 14202
Attn.: Alfonzo I. Cutaia, Esq.

Customer’s Address:	EcoNavigation, LLC
1600 Moseley Road, Suite 200
Victor, NY 14564
Attn.: Mark D. Ragus, President

With a copy sent to:	Lane Law PLLC
1400 Crossroads Building
2 State Street
Rochester, NY 14614
Attn.: Gregory W. Lane, Esq.

Notices sent in accordance with this Section 17.1 shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission), if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

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17.2. Notice will be given to such other representatives or at such other addresses as a party may furnish to the other party entitled to notice pursuant to the foregoing. If notice is given pursuant to Section 22 of a permitted successor or assign of a party, then notice will thereafter be given as set forth above also to such successor or assign of such party.

18.	ENTIRE CONTRACT

This Contract contains the entire Contract of the parties regarding the subject matter of this Contract and there are no other promises or conditions in any other Contract whether oral or written. This Contract supersedes any prior written or oral Contracts between the parties.

19.	AMENDMENT

This Contract may be modified or amended if the amendment is made in writing and signed by both parties.

20.	SEVERABILITY

If any provision of this Contract shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Contract is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

21.	WAIVER OF CONTRACTUAL RIGHT

Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Contract or the documents referred to in this Contract will operate as a waiver of the right, power or privilege, and no single or partial exercise of any right, power or privilege will preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. To the extent permitted by Applicable Law: (i) no claim or right arising out of this Contract or the documents referred to in this Contract can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving the notice or demand to take further action without notice or demand as provided in this Contract or the documents referred to in this Contract.

22.	ASSIGNMENT

22.1. Customer shall have the right to assign all its right, title and interest in this Contract to a third party in which Customer has a direct or indirect economic interest (a “Permitted Assignee”) provided Customer is not in material default hereunder or a cure or grace period applicable to an event of default shall not have expired and the Permitted Assignee executes an instrument expressly assuming all such right, title interest and the obligations to be performed in connection with this Contract.

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22.2. Upon or in connection with any assignment permitted under this Section 22, upon Customer’s request, P2O agrees to execute an estoppel certificate regarding the status of this Contract and to immediately deliver the same to Customer.

22.3. Each Permitted Assignee shall agree to be bound by all of the obligations, terms and conditions that obligate, bind or affect Customer under this Contract. Notwithstanding anything to the contrary in this Contract, no assignment shall relieve the Customer of any of its obligations and liabilities for any breach of confidentiality or for any infringement or misappropriation of intellectual property rights, including any breach of Section 15.1 above; and Customer shall be and remain responsible for the performance by a Permitted Assignee of all of such Permitted Assignee’s obligations with respect to confidentiality provided herein.

23.	OPTION

During the Term, at Customer’s option, in the case of any proposed single order of more than ten (10) Processors, the parties may enter into a separate agreement (other than this Contract) for the supply of such Processors, provided such agreement is on terms and conditions mutually agreeable to the parties, and in no event less favorable to P2O than the terms of this Agreement in any material respect.

24.	COMPLIANCE WITH THE LAW

Customer shall comply with all applicable laws, regulations and ordinances. Customer shall maintain in effect all the licenses, permissions, authorizations, consents and permits that it needs to carry out its obligations under this Contract and for Customer’s use of the Goods. Customer shall comply with all export and import laws of all countries involved in the sale of the Goods under this Contract or any resale of the Goods by Customer.

25.	GOVERNING LAW

This Contract, including all exhibits, schedules, attachments and appendices attached hereto and thereto are governed by, and construed in accordance with, the Laws of the State of New York, United States of America, without regard to the conflict of laws provisions thereof. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Contract.

26.	EQUITABLE REMEDIES

Customer acknowledges and agrees that (a) a breach or threatened breach by Customer of any of its obligations under Sections 16 and 15 would give rise to irreparable harm to P2O for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by Customer of any such obligations, P2O shall, in addition to any and all other rights and remedies that may be available to P2O at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Customer agrees that Customer will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 26.

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27.	CONTINGENCIES

27.1. Pilot Program Contingency. Customer’s obligations under this Contract shall be and hereby are contingent upon the institution, completion by that date which is one hundred twenty (120) days after the Effective Date (which date may be extended for an additional thirty (30) days at Customer’s option upon prior written notice to P2O), and Customer’s acceptance, in its sole discretion, of the results of, of a pilot test program (a “Pilot Program”) whereby Customer shall utilize, on terms mutually agreeable to P2O and Customer, P2O’s facility (the “Test Facility”) at 20 Iroquois Street, Niagara Falls, New York (the “Pilot Program Contingency”) to ascertain Customer’s willingness to go forward with the transactions contemplated herein, and, if so ascertained, to establish Minimum Performance Levels for the Initial Order and using the relevant feedstock. Immediately upon the execution and delivery of this Contract by the parties hereto, the parties shall in good faith diligently negotiate the terms of an agreement for use of the Test Facility for the Pilot Program.

27.2. Financing Contingency. Customer’s obligations under this Contract shall be and hereby are contingent upon Customer obtaining funding for (i) the Pilot Program on terms acceptable to Customer in its sole discretion, on or before that date which is thirty (30) calendar days after the Effective Date, and (ii) the Initial Order and working capital in amounts and upon terms acceptable to Customer in Customer’s sole discretion, on or before that date which is sixty (60) days after Customer’s written notice of removal or satisfaction of the Pilot Program Contingency.

27.3. Right to Terminate. In the event any of the Contingencies hereunder shall not be satisfied or waived in writing on or before the date specified herein for the satisfaction of the same, either party hereto may terminate this Contract upon five (5) calendar days’ notice to the other; provided, however, that any such termination notice delivered by P2O shall be null and void if Customer, upon receipt of P2O’s termination notice, delivers written notice to P2O prior to the expiration of the five-day period of P2O’s notice removing the Contingency or Contingencies upon which P2O’s notice of termination was based.

28.	MISCELLANEOUS

This Contract may be signed in counterparts, each of which shall be considered an original and all of which taken together shall constitute a single instrument. Electronic and facsimile copies of the signatures to this Contract shall have the same force and effect as original signatures.

[NO FURTHER TEXT THIS PAGE; SIGNATURE PAGE FOLLOWS]

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[Signature Page to Equipment Supply Contract]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Contract as of the Effective Date.

PLASTIC2OIL, INC., a Nevada corporation

By:	/s/ Richard W. Heddle
Richard W. Heddle
President & CEO

ECONAVIGATION, LLC, a New York limited liability company

By:	/s/ Mark D. Ragus
Mark D. Ragus
President

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Schedule “A”

PRICING

1. Initial Order Price. The Price for any one or more Processors ordered via a Purchase Order dated as of or prior to the date upon which Customer delivers written notice to P2O of the satisfaction or waiver of the Financing Contingency (the “Initial Order”) shall be $2,500,000 per Processor (the “Initial Order Price”).

2. Subsequent Order Price. The Price for Processors ordered after the Initial Order (“Subsequent Orders” and “Subsequent Processors”) shall be $2,500,000 per Subsequent Processor subject to the CPI Adjustment described below (the “Subsequent Order Price”). Additionally, a Subsequent Order Price shall be subject to adjustment upwards based on the productivity of Subsequent Processors as provided below.

3. CPI Adjustment. Commencing with April 1, 2016 and continuing on the anniversary of such date throughout the Term, P2O shall notify Customer of the percentage change, if any, in the Consumer Price Index for “All Cities, All Urban Consumers” as published by the Bureau of Labor Statistics of the U.S. Department of Labor (the “Index”) as published for the month of December in the preceding calendar year from the Index published for December 2014 (using the December 2014 Index as the base). Such percentage change in the Index shall be applied to the Initial Order Price to calculate the Subsequent Order Price for Purchase Orders dated from such April 1st date to March 31st of the following calendar year.

4. Subsequent Order Price Adjustments. Subsequent Order Prices shall be subject to upward adjustment based on productivity as follows:

(a) After the first year of Stabilized Operation (defined below) of a Subsequent Processor, the Subsequent Processor’s actual levels of the Performance Factors (defined in Schedule “B”) (“Actual Performance Levels”) for such year shall be compared to the Minimum Performance Levels. The percentage increase, if any, in the Actual Performance Levels over the Minimum Performance Levels (the “Initial Increase”) shall be applied to the Subsequent Order Price for such Subsequent Processor to establish a value (the “Initial Value Increase”), and 75% of the Initial Value Increase (an “Initial Increased Price Payment”) shall be due from Customer to P2O and paid in three (3) equal consecutive annual installments with the first installment due within sixty (60) days after the end of the first year of such Subsequent Processor’s Stabilized Operation and the second and third installments being due on or before the first and second anniversaries of the first payment date.

(b) In the event Actual Performance Levels for a Subsequent Processor’s first year of Stabilized Operation are equal to or lower than the Minimum Performance Levels, there shall be no initial price adjustment on such Subsequent Processor after the first year of Stabilized Operation. Such Subsequent Processor shall be eligible, however, for a price adjustment at the end of the third year of Stabilized Operation, as provided in the following paragraph.

(c) As a second possible adjustment (or a first possible adjustment for a Subsequent Processor for which there was no price adjustment after its first year of Stabilized Operation), at the end of the third year of Stabilized Operation of a Subsequent Processor, its average Actual Performance Levels for the first, second and third years of Stabilized Operation (the total divided by three) (the “3-Year Average”) shall be compared to the Minimum Performance Levels. In the event of an increase in the 3-Year Average over the Minimum Performance Levels:

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(i) for a Subsequent Processor for which a price adjustment was made after the first year of its Stabilized Operation, if the amount of the increase in the 3-Year Average over the Minimum Performance Levels exceeds the Initial Increase Amount, the difference in such amounts (the “Additional Increase”) shall be applied to the Subsequent Processor’s Subsequent Order Price to establish a value (the “Additional Value Increase”), and 75% of the Additional Value Increase (the “Additional Increased Price Payment” shall be due from Customer to P2O and paid within thirty (30) days of the conclusion of the Subsequent Processor’s third year of Stabilized Operation; and

(ii) for a Subsequent Processor for which no price adjustment was made after its first year of Stabilized Operation, if such Subsequent processor’s 3-Year Average exceeds the minimum Performance Levels, the percentage increase in the Subsequent processor’s 3-Year Average over the minimum Performance levels shall be applied to its Subsequent Order Price to establish a value (the “3-Year Value Increase”), and 75% of such Subsequent Processor’s 3-Year Value Increase (a “3-Year Increased Price Payment”) shall be due from Customer to P2O and paid with thirty (30) days of the conclusion of the Subsequent Processor’s third year of Stabilized Operation.

(d) If a Subsequent Processor’s 3-Year Average is lower than the Model Performance Levels, the difference in such amounts (the “Decrease Amount”) shall be applied to the Subsequent Processor’s Subsequent Order Price to establish a value (the “Value Decrease”). The amount of the Value Decrease up to the amount of any Initial Increased Price Payment for the Subsequent Processor shall be due and payable by P2O to Customer and shall be paid first, by crediting to Customer the amount of any installments of the Initial Increased Price Payment yet to be paid for the Subsequent Processor; and thereafter, by Customer offsetting the License Fee due pursuant to the Technology Agreement as a result of the operation of the Subsequent Processor until the Value Decrease is paid in full; provided, however, that in the event of an expiration of the Term prior to the complete receipt by Customer of the amount of any and all Value Decrease payments due and owing to Customer, P2O shall pay to Customer all such due and owing sums on or prior to the last day of the Term.

(e) As used herein, the term “Stabilized Operation” shall mean a year of consecutive operation of a Processor, whether included as part of the Initial Order or a Subsequent Order, with breaks in operation only for scheduled maintenance and non-extraordinary repairs and/or replacements, at feedstock input levels equal to or exceeding those set forth in the Model at Schedule B – Exhibit A.

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Schedule “B”

MINIMUM PERFORMANCE LEVELS

The Model attached hereto as Schedule B - Exhibit 1 sets forth levels and rates of plastic feedstock input and processing as well as levels of byproduct generation (each, a “Performance Factor” and collectively, the “Performance Factors”).

In connection with the Initial Order, subject to the satisfaction of the Pilot Program financing portion of the Financing Contingency set forth in Section 27.2, Customer shall institute a Pilot Program to ascertain the Performance Factor levels for the type(s) of plastic feedstock that Customer intends to process with the Initial Order Processors. Upon the completion of such Pilot Program, provided Customer has not terminated this Contract in accordance with Section 27.3, the Performance Factor levels established for the type of plastic feedstock processed during the Pilot Program shall constitute the “Minimum Performance Levels” for the Processors to be included in the Initial Order and for the tested feedstock(s) to be processed by such Processors, and shall be deemed incorporated into and made a part of this Contract

For Subsequent Orders, prior to submitting the same, if the type or preparation of the plastic feedstocks that Customer intends to process with the Subsequent Processor(s) is substantially different than the type of or preparation method for plastic feedstocks for which Minimum Performance Levels have been established in accordance with this Schedule “B” and Schedule B – Exhibit 1 hereto, Customer shall institute a Pilot Program for such feedstocks at the Test Facility or another location mutually acceptable to the parties and upon the completion of each such Pilot Program, the Performance Factor levels for the feedstocks and preparation methods tested pursuant thereto shall become the Minimum Performance Levels for the Subsequent Processors to be used for such feedstocks and preparation methods and the Pilot Program information and Minimum Performance Levels determined pursuant thereto shall be noted in the Purchase Order for each Subsequent Order, as applicable, and shall be deemed incorporated into and made a part of this Contract.

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SCHEDULE B – EXHIBIT 1

Model

Inputs		Outputs[1]
Plastic (lbs/hr)[2]:	Waste Oil (gal/hr)[3]:	#2 Fuel Oil (gal/day)[4]:	Naptha (gal/day)[5]:

1500	100	3600	900

1 Assuming normal maintenance, standard operating procedures, and run time of no more than 25 days during any calendar month.

2 Dry basis, no fill. 100% hydrocarbons

3 NYSDEC Spec used oil (no bio oil), dry basis (no water) – after centrifuge, solids removed

4 Per ASTM standard D-396-02

5 Low grade

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Attachment 1

PLASTIC2OIL, INC.

20 Iroquois Street

Niagara Falls, NY 14303

PURCHASE ORDER

Date: ____________

Purchase Order #: [YEAR] – [#]

Customer Name:	EcoNavigation, LLC
Customer Address:	1600 Moseley Road, Suite 200, Victor, NY 14564
Customer Contact:	Mark D. Ragus, President
Customer Email:	mdragus@econavllc.com
Customer Telephone:	(585) ___-____

This Purchase Order is made pursuant to and is governed by that certain Equipment Supply Contract dated January 2, 2015 between Customer and Plastic2Oil, Inc. (“P2O”) (the “Equipment Supply Contract”).

Description	Specifications	Quantity

__________	__________	__________

Description of the Pilot Program, the results of which established the Minimum Performance Levels for the Processor(s) covered by this Purchase Order (the “Pilot Program”):

Location of the Pilot Program and dates of commencement and completion:

___________________________________________________________________________________.

Feedstock and preparation method subjected to the Pilot Program:

___________________________________________________________________________________.

Minimum Performance Levels established by the Pilot Program for the Processor(s) subject to this Purchase Order:

INPUT		OUTPUT
Plastic (lbs/hr):	Waste Oil (gal/hr):	#2 Fuel Oil (gal/day):	Naptha (gal/day):

__________	__________	__________	__________

Customer Rep. Signature:________________________________ Date: _________________

P2O Rep. Acceptance:___________________________________ Date: _________________

[ ]	If checked, a letter of credit is required as provided in Section 5.8 of the Equipment Supply Contract. If not checked, P2O may still require such a letter of credit by written notice to Customer sent within five (5) business days of P2O’s acceptance date.

This Purchase Order shall not be effective until signed and dated by both parties.

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Attachment 2

CERTIFICATE OF FUNCTIONALITY

THE UNDERSIGNED is a professional engineer licensed in the State of ____________ (“Consultant”). Consultant hereby certifies to EcoNavigation, LLC (“Customer”), and its successors and assigns, that the Plastis2Oil plastic feedstock processing unit(s) set forth and described in that certain Purchase Order of Customer bearing Number ___________ and dated _________ __, 20__, accepted by Plastic2Oil, Inc. (“P2O”) on _______ __, 20__, is installed at the location set forth below and operating or capable of operating at the Minimum Performance Levels set forth in such Purchase Order.

Dated: _____ __, 20__	[NAME OF CONSULTANT]

By:
Name:
Title:

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